Exhibit 21.1

LIST OF PENNYMAC FINANCIAL SERVICES, INC. SIGNIFICANT SUBSIDIARIES

(as defined in Rule 1-02(w) of Regulations S-X)

as of December 31, 2025

Entity	Entity Type	State or Other Jurisdiction of Incorporation or Organization
Private National Mortgage Acceptance Company, LLC	Limited Liability Company	Delaware
Pennymac Capital Management, LLC	Limited Liability Company	Delaware
PennyMac Loan Services, LLC	Limited Liability Company	Delaware
PNMAC Holdings, Inc.	Corporation	Delaware
Townsgate Insurance Services, LLC	Limited Liability Company	Delaware